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                                                                 Exhibit 3.16(c)

                                           STATE DEPARTMENT OF ASSESSMENTS
                                                     AND TAXATION
                                                 APPROVED FOR RECORD
                                                 4/20/87 at 9:15 a.m.

                              PHH-OMW LEASING, INC.

                              ARTICLES OF AMENDMENT

            PHH-OMW Leasing, Inc., a Maryland corporation, having its principal office at 11333 McCormick Road, Hunt Valley, Maryland 21031 (hereinafter referred to as the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland (the "Department") that:

            FIRST: The Charter of the Corporation is hereby amended by striking in their entirety Articles SECOND and THIRD and by substituting in lieu thereof the following:

            "SECOND: The name of the corporation is Harrisonburg Motors, Inc."

            "THIRD: The purposes for which the Corporation is formed are:

                  (1) To engage in the general business of buying, selling and leasing of motor vehicles and equipment; and to engage in any other lawful purpose and/or business.

                  (2) To do anything permitted by Section 2-103 of the
            Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time."

            SECOND: By written informal action, unanimously taken by the Board of Directors of the Corporation, pursuant to and in accordance with Section 2-408(c) of the Corporations and Associations Article of the Annotated Code of Maryland, the Board of Directors of the Corporation duly advised the foregoing amendment and by written informal action unanimously taken by the sole stockholder of the Corporation in accordance with Section 2-505 of the Corporations and Associations Article of the Annotated Code of Maryland, the stockholder of the Corporation duly approved said amendment.

            IN WITNESS WHEREOF, PHH-OMW Leasing, Inc. has caused these presents to be signed in its name and on its behalf by a Vice President and its corporate seal to be hereunder affixed and attested by an Assistant Secretary on this 30th day of March, 1987, and its Vice President acknowledges that these

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Articles of Amendment are the act and deed or PHH-OMW Leasing, Inc. and, under the penalties of perjury, that the matters and facts set forth herein with respect to authorization and approval are true in all material respects to the best of his knowledge, information and belief.

ATTEST:                                         PHH-OMW Leasing, Inc.


/s/ Lauren MacLure, Jr.                         By: /s/ Gregory K. Hare
-------------------------                          -----------------------------
   Lauren MacLure, Jr.                                  Gregory K. Hare
   Assistant Secretary                                   Vice President

                   [STAMP OF OMW-LEASING, INC. 1984 MARYLAND]